Exhibit 10.1

[•]

Dear [•],

As you are aware, [•] (the “Company”) has entered into an agreement and plan of merger to be acquired by Gulf MSR HoldCo, LLC (the “Transaction”).

In recognition of your ongoing contributions and to encourage your continued employment through the post-Transaction transition, the Company is pleased to offer you a retention bonus subject to the terms and conditions of this letter agreement (this “Retention Bonus Letter”).

1.       Retention Bonus. Subject to your continued employment with the Company through the first anniversary of the closing of the Transaction (the “Anniversary Date”), you will earn a one-time retention bonus in the amount of $[•] (the “Retention Bonus”). The first 50% of the Retention Bonus (the “Closing Amount”) will be paid to you within 30 days following closing of the Transaction, and the remaining 50% will be paid to you within 30 days following the Anniversary Date through the Company’s regular payroll processes and subject to applicable tax withholdings.

2.       Termination of Employment. If your employment is terminated by the Company without Cause (as defined below) [or you terminate your employment for Good Reason (as defined below)] prior to the Anniversary Date, you will remain eligible to receive any unpaid portion of the Retention Bonus, payable as soon as practicable, and in no case later than March 15 of the calendar year following such termination, subject to your execution and non-revocation of a general release of claims in a form provided by the Company and reasonably acceptable to you. If your employment terminates for any other reason before the Anniversary Date, you will forfeit any right to the Retention Bonus. If your employment is terminated by the Company for Cause or you terminate your employment [without Good Reason] after the Closing Amount is paid and prior to the Anniversary Date, you will be required to promptly repay the Closing Amount to the Company.

For purposes of this Retention Bonus Letter, “Cause” means, unless otherwise defined in your employment agreement with the Company, the occurrence of any of the following, as determined by the Board of Directors of the Company (or its designee) in good faith: (i) your theft, dishonesty or misconduct that causes material and adverse financial or reputational harm to the Company or any of its affiliates; (ii) your failure to abide by the code of conduct or other material written policies of the Company or any of its affiliates which have been delivered to you; (iii) your failure to perform any reasonable assigned duties or gross negligence or willful misconduct in the performance of your duties and responsibilities; (iv) any material breach by you of your employment agreement or any other material agreement between you and the Company or any of its affiliates, including, without limitation, the restrictive covenants set forth in your employment agreement; (v) your commission of, or a plea of guilty or nolo contendere to, a felony or any other crime involving financial impropriety with respect to funds of the Company or any of its affiliates or moral turpitude (or any other crime which would interfere with your service to the Company or any of its affiliates or which causes material and adverse financial or reputational harm to the Company or any of its affiliates); or (vi) your violation of any law regarding employment discrimination or sexual harassment/misconduct or any act which subjects the Company or any of its affiliates to material payment or material settlement of any claim on the basis of sex, age, race or other discrimination or harassment/sexual misconduct; provided, that none of the foregoing events shall constitute “Cause” if such event is cured, if susceptible to cure (as determined by the Board), by you within 30 days of your receipt of written notice thereof from the Company. If, within six months following your termination of employment other than for Cause, it is determined that your employment could have been terminated for Cause, your employment shall be deemed for purposes of this Retention Bonus Letter to have been terminated for Cause retroactively to the date the action or event giving rise to such Cause occurred.

[For purposes of this Retention Bonus Letter, “Good Reason” has the meaning set forth in your employment agreement with the Company.]

4.       Section 409A Compliance. This Retention Bonus Letter is intended to comply with the requirements of Section 409A of the Code (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Retention Bonus Letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this Retention Bonus Letter must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Retention Bonus Letter will comply with Section 409A. For purposes of Section 409A, each payment made under this Retention Bonus Letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

5.       No Right to Employment or Other Benefits. Nothing in this Retention Bonus Letter shall confer upon you the right to be retained in the employ or service of the Company in any capacity. Further, the Company may at any time terminate your employment, free from any liability under this Retention Bonus Letter, except as expressly set forth herein. Furthermore, the Retention Bonus is a one-time payment and does not entitle you to any future bonus, compensation, or other benefits other than the Retention Bonus.

6.       Governing Law. This Retention Bonus Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

7.       Entire Agreement. This Retention Bonus Letter constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes all prior understandings, agreements or representations, whether written or oral, relating to any retention bonus in connection with the Transaction.

8.       Termination of Offer. This Retention Bonus Letter will automatically terminate and be of no force or effect if the Transaction does not close by April 17, 2026, unless extended in writing by the Company.

Please indicate your acceptance of the terms of this letter by signing below and returning a copy to [•] no later than [•].

[Signature page follows.]

We greatly appreciate your ongoing dedication and look forward to your continued success at the Company.

Sincerely,

[•]

By:
Name:
Title:

Acknowledged and Agreed:

Signature:
Name: [•]

[Signature Page to Retention Bonus Letter]